Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Kennedy-Wilson Holdings, Inc.:

We consent to the use of our report dated March 11, 2011, with respect to the combined balance sheet of KW/WDC Portfolio Member LLC and subsidiaries and One Carlsbad as of December 31, 2010, and the related combined statements of operations, equity, and cash flows for the year then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

June 17, 2011